EXHIBIT 99.1

STRATA Skin Sciences Expands into Israel with Leading Medical Device Distributor

Enables STRATA to Commercialize and Market its XTRAC Excimer Lasers to an Estimated 300,000 Psoriasis and 160,000 Vitiligo Patients in Israel

Horsham, Pa, January 18, 2022 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced that it has entered into an agreement with JuvenIL, the dermatology and aesthetics portion of Trimaco, a leading distributor in Israel for medical devices and innovation, to supply STRATA’s XTRAC® excimer lasers in Israel.

“We believe that entering into the Israeli market presents a good opportunity for STRATA,” said Robert Moccia, President & CEO of STRATA Skin Sciences. “Following approval to market our products in Israel, we identified JuvenIL as the ideal partner in the region. Through JuvenIL, we can now market our products to the entire Israeli population, of which there are an estimated 300,000 psoriasis and 160,000 vitiligo patients that can benefit from our laser treatment. We are confident that JuvenIL’s experienced team will be invaluable as they work with the more than forty major hospitals and four major Health Maintenance Organizations in Israel to commercialize STRATA’s XTRAC excimer lasers.”

JuvenIL, based in Rehovot Israel, is the dermatology and aesthetics portion of Trimaco, a company that sells cutting-edge technologies to medical centers across Israel.

“We are very excited to partner with STRATA Skin Sciences,” said Liraz Shlomoff, owner and founder of Trimaco. “Their state-of-the-art excimer lasers utilized in the treatment of psoriasis, vitiligo and various other skin conditions fits well into our distribution network. We look forward to working with STRATA as they continue to expand into Israel.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique US business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, develop and grow an international recurring business model, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the corona virus and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com